Exhibit 10.3
PLATINUM UNDERWRITERS REINSURANCE, INC.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, NY 10281
               October 27, 2005
SHN Enterprises, Inc.
24342 La Masina
Calabasas, CA 91302
Dear Steve:
     This letter agreement (this “Letter Agreement”) amends and restates the letter agreement between Steven H. Newman and The St. Paul Companies, Inc., dated March 1, 2002, as amended on March 12, 2004 and April 27, 2005, as assigned to Platinum Underwriters Reinsurance, Inc., (the “Company”) upon the initial public offering of Platinum Underwriters Holdings, Ltd. (“Platinum”), and as assigned to SHN Enterprises, Inc. (“SHN”) on March 18, 2002 (the “Prior Agreement”). This Letter Agreement sets forth the terms and conditions of SHN’s consulting arrangement with the Company following the Effective Date (as defined below).
1.	Consulting Period.
     The period of SHN’s consulting services hereunder shall commence on November 1, 2005 (the “Effective Date”) and shall end on the second anniversary of the Effective Date; provided that on the second anniversary of the Effective Date and each anniversary thereafter, the term of this Letter Agreement shall automatically be extended by an additional year unless the Company or SHN give the other party written notice, at least six (6) months prior to the applicable anniversary of the Effective Date, that the Company or SHN has determined that the term shall not be so extended. The period during which SHN is providing consulting services shall hereafter be referred to as the “Consulting Period.”
2.	Services.
     During the Consulting Period, SHN will be engaged as a consultant to the Company and shall perform services as are reasonably requested by the Company; such services shall include but not be limited to the development of the reinsurance business of the Company. The parties understand that such services will not be required on a full-time basis. Unless otherwise agreed to by the Company, services to performed by SHN hereunder will be performed by Steven H. Newman.

     3. Consulting Fee.
     During the Consulting Period, the Company will pay SHN a consulting fee at the annual rate of $270,000 (the “Consulting Fee”), commencing at the Effective Time and payable in cash on the fifteenth day of each month in substantially equal monthly installments.
4.	Expenses.
     The Company shall reimburse SHN for all reasonable expenses and disbursements incurred in carrying out SHN’s consulting services under this Letter Agreement in accordance with Company policy as in effect from time to time. In addition, the Company will pay SHN an allowance at the annual rate of $75,000 for office, secretarial, and administration services, payable in cash on the fifteenth day of each month in substantially equal monthly installments.
5.	Corporate Jet.
     During the first two years of the Consulting Period (the “Initial Term”), the Company will provide SHN with personal use of the corporate jet leased or otherwise made available to officers and directors of Platinum or the Company generally, if any (the “Platinum Jet”), for an aggregate of 40 hours during the Initial Term. For each year of the Consulting Period following the Initial Term, if any, the Company will provide SHN with use of the Platinum Jet for an aggregate of 20 hours. The foregoing personal hours usage will be determined by the Company’s recordkeeping procedures. SHN’s use of the Platinum Jet may be for any non-business purpose but SHN acknowledges that (a) any use of the Platinum Jet by Platinum or the Company will have priority over the personal use described in this Section 5, and (b) any personal use described in this Section 5 will be subject to the terms of any lease, service or other agreement to which Platinum or the Company is subject to regarding use of the Platinum Jet. SHN will be entitled to carry forward any unused personal hours hereunder from one year of the Consulting Period to any successive year and will be permitted to use any unused personal hours accumulated at the time of termination of this Letter Agreement following the termination of this Letter Agreement. SHN will also be permitted to use the Platinum Jet for Company and Platinum business purposes in accordance with the policies for business use of the Platinum Jet by directors, officers, employees and consultants of the Company and Platinum and such business use will not count against the personal hours usage provided under this Section 5. SHN and/or Steven H. Newman shall be responsible for the payment of any taxes imposed on them as a result of their personal use of the Platinum Jet.
6.	Termination of this Letter Agreement.
     The Company may terminate this Letter Agreement for “Cause” (as defined in the paragraph below) at any time and, in such event, its only obligation will be to pay SHN in a lump sum any accrued but unpaid Consulting Fee due SHN through the last day SHN performs services on behalf of the Company.

     For purposes of this Letter Agreement, “Cause” means (i) SHN’s willful and continued failure to substantially perform the services hereunder or the services reasonably requested by the Company, after notice and reasonable opportunity to cure; (ii) SHN’s or Steven H. Newman’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) SHN’s or Steven H. Newman’s engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with SHN’s relationship as a consultant to the Company or other willful act that materially damages the reputation of the Company or Platinum. For purposes of this Section, no act or failure to act will be considered “willfull” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company .
7.	Covenants.
     In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, SHN and Steven H. Newman agree to the following covenants:
(a)	Confidentiality. During the Consulting Period and for a period of three years following any termination of this Letter Agreement, SHN and Steven H. Newman will keep confidential any trade secrets and confidential or proprietary information of the Company or Platinum which are now known to SHN or Steven H. Newman or which hereafter may become known to SHN or Steven H. Newman as a result of SHN’s or Steven H. Newman’s consulting services or association with the Company or Platinum and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or Platinum during, and at all times after, the termination of this Letter Agreement. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company or Platinum which has a significant business purpose and is not known or generally available from sources outside the Company or Platinum or typical of industry practice, but shall not include any such information (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of SHN or Steven H. Newman or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that SHN or Steven H. Newman give prompt notice of such requirement to the Company or Platinum, as appropriate, to enable the Company or Platinum, as appropriate, to seek an appropriate protective order or confidential treatment.

(b)	Non-Competition. SHN and Steven H. Newman further covenant that during the Consulting Period and for the fifteen month period following SHN’s termination as a consultant for any reason, SHN and Steven H.

Newman will not, for SHN, Steven H. Newman or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the reinsurance business. Notwithstanding the preceding sentence, SHN and Steven H. Newman will not be prohibited from owning in the aggregate less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company or Platinum.
(c)	Non-Solicitation. SHN and Steven H. Newman further covenant that during the Consulting Period and during the two year period following SHN’s termination as a consultant for any reason, SHN and Steven H. Newman will not, directly or indirectly, hire, or cause to be hired by an employer with whom SHN or Steven H. Newman may ultimately became associated any senior executive of the Company or Platinum at the time of SHN’s termination as a consultant.

(d)	Termination without Cause. Notwithstanding the foregoing, in the event that SHN is terminated as a consultant to the Company without cause, SHN and Steven H. Newman shall not be bound by the provisions of paragraphs (b) and (c) of this Section 7 unless the Company pays SHN, within 10 days of such termination, an amount equal to $350,000.
8.	Representations.
     By signing this Letter Agreement where indicated below, SHN and Steven H. Newman represent that, except as previously disclosed to the Company, neither SHN nor Steven H. Newman are subject to any employment agreement, consulting agreement or non-competition agreement, that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and SHN’s engagement by the Company as described above.
9.	Miscellaneous Provisions.
(a)	This Letter Agreement may not be amended or terminated without the prior written consent of SHN, Steven H. Newman and the Company.

(b)	This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c)	This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in Steven H. Newman’s case, his heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by any party without the prior written consent of the other parties.

(d)	All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

If to SHN, to:

SHN Enterprises, Inc.
24342 La Masina
Calabasas, CA 91302

If to Steven H. Newman, to:

Steven H. Newman
24342 La Masina
Calabasas, CA 91302

If to the Company, to:

Platinum Underwriters Reinsurance, Inc.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, NY 10281
Attention: James M. Conway, Esq.
Senior Vice President, General Counsel and Secretary
In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

(e)	This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

(f)	SHN and Steven H. Newman acknowledge that they will be responsible for the tax consequences of all payments and benefits under this Letter Agreement including, without limitation, the personal use of the Platinum Jet described in Section 5 hereof.

(g)	By executing this Letter Agreement, SHN and Steven H. Newman acknowledge that this Letter Agreement, as an amendment and restatement of the Prior Agreement, supersedes the Prior Agreement and that they waive all rights under the Prior Agreement, in each case as of the Effective Date; provided, however, that SHN shall be eligible to receive an annual incentive payment pursuant to Section 4 of the Prior Agreement in respect of the year ending December 31, 2005. SHN and Steven H. Newman acknowledge that they will not be eligible for any bonus in respect of any period following December 31, 2005.
     This Letter Agreement, consisting of six pages, is intended to be a binding obligation upon the Company, SHN and Steven H. Newman. If this Letter Agreement correctly reflects SHN’s and Steven H. Newman’s understanding, please sign and return one copy for the Company’s records.

Platinum Underwriters Reinsurance, Inc.
By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	Chairman of the Board

The above Letter Agreement correctly reflects SHN’s and Steven H. Newman’s understanding, and they hereby confirm their agreement to the same.

SHN Enterprises, Inc.
By:	/s/ Steven H. Newman
	Name:	Steven H. Newman
	Title:	President

Dated as of October 27, 2005

/s/ Steven H. Newman Steven H. Newman
Dated as of October 27, 2005